EXHIBIT 10.2
EXECUTION VERSION

SAN JUAN GENERATING STATION
FUEL AND CAPITAL FUNDING AGREEMENT

1.0	PARTIES:

The parties to this San Juan Generating Station Fuel and Capital Funding Agreement (“Funding Agreement”) are: PUBLIC SERVICE COMPANY OF NEW MEXICO, a New Mexico corporation (“PNM”); TUCSON ELECTRIC POWER COMPANY, an Arizona corporation (“TEP”); THE CITY OF FARMINGTON, NEW MEXICO, an incorporated municipality and a body politic and corporate, existing as a political subdivision under the constitution and laws of the State of New Mexico (“Farmington”); M-S-R PUBLIC POWER AGENCY, a joint exercise of powers agency organized under the laws of the State of California (“M-S-R”); THE INCORPORATED COUNTY OF LOS ALAMOS, NEW MEXICO, a body politic and corporate, existing as a political subdivision under the constitution and laws of the State of New Mexico (“LAC”); SOUTHERN CALIFORNIA PUBLIC POWER AUTHORITY, a joint exercise of powers agency organized under the laws of the State of California (“SCPPA”); THE CITY OF ANAHEIM, a municipal corporation organized under the laws of the State of California (“Anaheim”); UTAH ASSOCIATED MUNICIPAL POWER SYSTEMS, a political subdivision of the State of Utah (“UAMPS”); and TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC., a Colorado cooperative corporation (“Tri-State”). These parties are the owners in the San Juan Generating Station (“San Juan”), and are hereinafter sometimes referred to individually as a “Participant” and collectively as the “Participants”.

2.0	RECITALS: This Funding Agreement is made with reference to the following facts, among others:

2.1
The San Juan Project Participation Agreement (“SJPPA”), as amended and restated March 23, 2006, replaced and superseded previous project agreements and provides the basis (with any further amendments) for the ongoing operation and management of San Juan through July 1, 2022.

2.2
On January 5, 2011, the U.S. Environmental Protection Agency (“EPA”) issued a proposed Federal Implementation Plan (“FIP”) under the federal Clean Air Act that included a proposed Best Available Retrofit Technology (“BART”) determination for emissions of nitrogen oxides (“NOx”) from San Juan requiring installation of selective catalytic reduction (“SCR”) technology on all four San Juan units.

2.3
On February 15, 2013, PNM, in its capacity as San Juan Operating Agent, EPA and the State of New Mexico executed a non-binding agreement (“EPA Term Sheet”) outlining an alternative BART determination (“BART Alternative”).

2.4
The BART Alternative will require retirement of San Juan Unit 2 and Unit 3 by December 31, 2017 and the installation of selective non-catalytic reduction (“SNCR”) technology on San Juan Unit 1 and Unit 4 no earlier than January 31, 2016.

2.5	On February 12, 2013, the San Juan Coordination Committee approved a resolution supporting PNM in its efforts to effectuate the BART Alternative.

2.6	On September 5, 2013, the State of New Mexico approved the BART Alternative.

2.7	On May 12, 2014, EPA published its proposed rule approving the BART Alternative, initiating a 30-day public comment period, which has expired.

2.8	The EPA process to issue final approval of the BART Alternative and withdraw the FIP is expected to be complete on or around September 29, 2014.

2.9
On March 10, 2014, PNM declared in its capacity as San Juan Operating Agent that it needed to commence studies, analysis, assessments and design related to the installation of the BART Alternative on San Juan Unit 4 in order to comply with the deadlines set forth in the EPA Term Sheet.

2.10	The Participants recognize that modifications to the SJPPA will be necessary to accommodate the retirement of San Juan Units 2 and 3 and to restructure the ownership configuration of San Juan Unit 4.

2.11
On June 26, 2014, the San Juan Coordination Committee adopted a resolution (“Resolution”), defining the principal terms and conditions to effectuate the retirement of San Juan Units 2 and 3 and the restructuring of the ownership configuration of San Juan Unit 4.

2.12
The Participants have commenced negotiations of a formal amendment to the SJPPA (the “San Juan Restructuring Agreement”) to effectuate the Resolution and have determined that such negotiations, and the regulatory review of the terms and conditions of the San Juan Restructuring Agreement, will require significant time and effort and that the San Juan Restructuring Agreement will not be completed before expenditures need to be made to support timely completion of the construction and installation of the BART Alternative.

2.13
The Participants desire to implement certain provisions of the Resolution as soon as possible to allocate the now ongoing costs of the construction and installation of the BART Alternative and other ongoing fuel, capital and restructuring costs, as provided for in this Funding Agreement.

3.0	DEFINITIONS: Except as follows, capitalized terms used in this Funding Agreement shall have the same meanings as in the SJPPA:

3.1	Agreed Date – January 1, 2015.

3.2	Board – the governing body of a Participant.

3.3	Effective Date – The Proposed Effective Date or such later date as FERC requires in an order accepting this Funding Agreement for filing.

3.4	Exit Date – on or about December 31, 2017, as also defined in Section 1 of the Resolution.

3.5	Exiting Participants – M-S-R, Anaheim, SCPPA and Tri-State.

3.6	FERC – Federal Energy Regulatory Commission.

3.7	Proposed Effective Date – July 1, 2014.

3.8	Remaining Participants – PNM, TEP, Farmington, LAC and UAMPS.

3.9	Restructuring Fee – An amount of $8,800,000, as also defined in Section 2 of the Resolution.

3.10	RUS – Rural Utilities Service.

3.11	Shared Inventory – San Juan Coal Company inventory, force majeure inventory and live inventory, as defined in Appendix A to this Funding Agreement.

4.0	EFFECTIVE DATE AND TERMINATION:

4.1
This Funding Agreement shall be effective as of the Effective Date, subject to the following conditions precedent: (a) FERC acceptance for filing of this Funding Agreement; (b) if Tri-State determines that approval of the RUS is required, the RUS approves this Funding Agreement or is deemed to have approved this Funding Agreement by virtue of the failure of RUS to object to this Funding Agreement within the time prescribed in the Tri-State loan contract with RUS; and (c) none of the Participants has rejected this Funding Agreement pursuant to Section 4.3.

4.2
Within two (2) weeks of execution of this Funding Agreement by all Participants, (a) PNM shall file a copy of this Funding Agreement with the FERC; and (b) if Tri-State determines that approval of the RUS is required, Tri-State shall make all necessary filings with the RUS to obtain such approval. In the filing with FERC, PNM shall request waiver of applicable FERC notice requirements in order to allow this Funding Agreement to become effective as of the Proposed Effective Date, supporting the waiver with an explanation of the time constraints imposed by the BART Alternative, the need for equity and efficiency, and the Participants’ agreement to the Proposed Effective Date. All other Participants shall support or not oppose PNM’s FERC filing by the prompt filing at FERC of a certificate or letter of concurrence; by intervening at FERC in support of the filing; or by not taking any action to oppose the filing.

4.3
Following (a) an order by the FERC, (b) a letter or other communication from the RUS, if any, (c) an order, letter or other communication from any other regulatory agency from which approval of this Funding Agreement was not requested, or (d) a notice from a Participant pursuant to Section 4.4(d), the Participants shall each review such order, letter, communication or notice to determine if the FERC, RUS, or such agency or Board has changed or modified a condition or conditions, deleted a condition or conditions, or imposed a new condition or conditions with regard to this Funding Agreement; or has conditioned its approval of this Funding Agreement upon changes or modifications to a condition or conditions, deletion of a condition or conditions or imposition of a new condition or conditions. The Participant receiving such order, letter, communication, or notice shall promptly provide a copy of such order, letter, communication, or notice to the other Participants. Within ten (10) business days after receipt by the other Participants of the copy of the order, letter, communication, or notice the Participants shall indicate to each other in writing their acceptance or rejection of this Funding Agreement based upon any changes, modifications, deletions or new conditions required by the FERC, RUS, any agency having jurisdiction or Board. A failure to notify within said ten (10) day period shall be the equivalent to a notification of acceptance. If any Participant rejects this Funding Agreement because the FERC, RUS, any agency having jurisdiction, or Board has modified a condition, deleted a condition or imposed a new condition in this Funding Agreement, or has conditioned its approval on such a change, modification, deletion or new condition, the Participants will be deemed to have rejected this Funding Agreement, it will not take effect, and the Participants shall attempt, in good faith, to renegotiate the terms and conditions of this Funding Agreement to resolve such changed, modified, deleted or new condition, or explanation for determination not to seek Board approval, to the satisfaction of the Participants within thirty (30) days after the date of such order, letter, communication, or notice and thereafter to obtain requisite regulatory approval of such renegotiated agreement. If a notice and explanation are provided pursuant to Section 4.4(d) communicating and explaining a Participant’s determination not to seek approval of the San Juan Restructuring Agreement, the Participants will follow the good faith renegotiation process outlined above.

4.4
This Funding Agreement shall continue in force and effect until the sooner of (a) December 31, 2017; (b) the effective date of the San Juan Restructuring Agreement (provided that the San Juan Restructuring Agreement includes the payment obligations set forth in Section 5 and 6 of this Funding Agreement); (c) the date on which PNM, after good faith effort, provides notice to the Participants that it has failed to receive a requisite regulatory approval as described in Section 7 of the Resolution (including from the Environmental Protection Agency, the New Mexico Public Regulation Commission or the FERC); or (d) the date on which a Participant provides notice to the other Participants that it has failed to receive or will not seek Board approval required to enter into the San Juan Restructuring Agreement (after having adhered to the process set forth in the final sentence of Section 4.3). If a Participant determines that it will not seek Board approval of the San Juan Restructuring Agreement, it shall explain to the Participants why it elected not to seek such approval. Consistent with Section 7(b) of the Resolution, each Participant will either support each other’s filings and approvals or not oppose any such filings or approvals. If this Funding Agreement terminates due to condition (c) or (d) above (either a “Failure to Receive Approval”), then:

4.4.1
The Participants’ responsibilities for Capital Improvements under Section 6 of this Funding Agreement shall revert as of the date of such termination to those in effect under the SJPPA prior to the Effective Date. Payments made and received under Section 6 of this Funding Agreement between the Effective Date and the date this Funding Agreement terminates shall not be returned to the Participants who made such payments.

4.4.2
The Participants shall negotiate in good faith to address the consequences of a Failure to Receive Approval and to reach a resolution that preserves the principles and economics of the Resolution as closely as possible.

4.5
As used in this Section 4.5, “Reversion Date” means January 1, 2016 or such later date upon which the Participants may agree. If the San Juan Restructuring Agreement is not executed before the Reversion Date: (i) PNM will return to the Exiting Participants the Shared Inventory on the Reversion Date and the Exiting Participants will pay to PNM the amount PNM paid for the Shared Inventory; (ii) the Remaining Participants will return the Restructuring Fees as received pursuant to Section 5.4 to the Exiting Participants; and (iii) all Participants’ rights, obligations and responsibilities with respect to fuel will revert to the provisions of the SJPPA prospectively as of the Reversion Date. The payments provided for in subsections (i) and (ii) will occur by January 29, 2016 (or such later date upon which the Participants may agree). Any subsequent sale of all or part of coal inventory by any Participant will require the prior written consent of the other Participants, which consent shall not be unreasonably withheld. The Participants’ rights and obligations under this Section 4.5 survive the termination of this Agreement if termination is due to a Failure to Receive Approval.

5.0	FUEL COSTS: The provisions of Section 23, Fuel Costs, of the SJPPA shall be modified by this Section 5 and by the provisions set forth in Appendix A, Fuel Costs, of this Funding Agreement.

5.1	If any provision of Appendix A conflicts with any provision of Section 23, Fuel Costs, of the SJPPA, the provisions of Appendix A shall prevail.

5.2
Any net payment(s) to be made or received by Exiting Participants related to relinquishment of Shared Inventory on the Agreed Date, as described in Appendix A, Paragraph (b) and to payment of the Restructuring Fee, shall be allocated as follows:

5.2.1    M-S-R:          32.220%
5.2.2    Anaheim:          11.480%
5.2.3    SCPPA:          47.080%
5.2.4    Tri-State:           9.220%

5.3	Any payment(s) to be made by Remaining Participants related to relinquishment of Shared Inventory on the Agreed Date, as described in Appendix A, Paragraph (b), shall be allocated as follows:

5.3.1    PNM:            100.000%
5.3.2    TEP:             0.000%
5.3.3    Farmington:         0.000%
5.3.4    LAC:             0.000%
5.3.5    UAMPS:          0.000%

5.4	Payment(s) to be received by Remaining Participants related to receipt of the Restructuring Fee described in Appendix A, Paragraph (b), shall be allocated as follows:

5.4.1    PNM             0.000%
5.4.2    TEP             0.000%
5.4.3    Farmington         55.600%
5.4.4    LAC             22.200%
5.4.5    UAMPS         22.200%

5.5	On the Agreed Date, the Exiting Participants shall receive from PNM a payment for Shared Inventory, which payment will be netted against the Restructuring Fee.

6.0
CAPITAL IMPROVEMENTS: The provisions of Section 7, Capital Improvements and Retirements of San Juan Project and Participants’ Solely Owned Facilities, of the SJPPA shall be modified by this Section 6 and by the provisions set forth in Appendix B of this Funding Agreement.

6.1
If any provision of Appendix B conflicts with any provision of Section 7, Capital Improvements And Retirements of San Juan Project And Participants’ Solely Owned Facilities, of the SJPPA, the provisions of Appendix B shall prevail.

6.2
The Remaining Participants are responsible for the Costs of Capital Improvements incurred after the Effective Date and the Exiting Participants have no ownership interest in any such Capital Improvements after the Effective Date.

Costs of Capital Improvements, and voting rights to approve such Capital Improvements, shall be allocated to the Remaining Participants as follows:

6.2.1	For Unit 4 and for all equipment and facilities directly related to Unit 4 only, in accordance with the following percentages:

6.2.1.1	PNM: 64.482%

6.2.1.2	Farmington: 21.290%

6.2.1.3	LAC: 7.200%

6.2.1.4	UAMPS: 7.028%

6.2.2	For equipment and facilities common to Units 3 and 4 only, in accordance with the following percentages:

6.2.2.1        PNM:            64.482%
6.2.2.2        Farmington:        21.290%
6.2.2.3        LAC:             7.200%
6.2.2.4        UAMPS:         7.028%

6.2.3	For equipment and facilities common to all of the Units in accordance with the following percentages:

6.2.3.1	PNM: 58.671%

6.2.3.2	TEP: 20.068%

6.2.3.3	Farmington: 12.749%

6.2.3.4	LAC: 4.309%

6.2.3.5	UAMPS: 4.203%

6.3
The Exiting Participants shall pay the Demand Charge described in Appendix B for the use of new Capital Improvements implemented on Unit 4, facilities common to Units 3 and 4, and facilities common to all Units as follows:

6.3.1	M-S-R 71.650%

6.3.2	Anaheim 25.000%

6.3.3	SCPPA 2.800%

6.3.4	Tri-State 0.550%

6.4
The Remaining Participants shall be paid for allowing the Exiting Participants the use of Capital Improvements through the Demand Charge described in Appendix B, and payments received from the Exiting Participants shall be allocated as follows:

6.4.1	PNM: 0.000%

6.4.2	TEP: 0.000%

6.4.3	Farmington: 55.600%

6.4.4	LAC: 22.200%

6.4.5	UAMPS: 22.200%

6.5
If the Proposed Effective Date and the Effective Date are not the same, payments made after the Proposed Effective Date (but before the Effective Date) by Exiting Participants for Capital Improvements, net of any Demand Charge accrued between the Proposed Effective Date and the Effective Date, shall be trued-up between the Exiting Participants and Remaining Participants within sixty (60) days of the date of FERC acceptance.

6.6	No provision of this Funding Agreement shall establish, or relieve the Exiting Participants of, the obligation, if any, to pay their respective shares of the costs of San Juan decommissioning.

7.0
RELATIONSHIP TO SJPPA: Except as expressly provided herein, this Funding Agreement shall not otherwise modify the SJPPA, which shall remain unchanged and in full force and effect, until modified by the Participants through a written agreement.

8.0
EXECUTION IN COUNTERPARTS: This Funding Agreement may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument as if all the Participants to the aggregated counterparts had signed the same instrument. Any signature page of this Funding Agreement may be detached from any counterpart thereof without impairing the legal effect of any signatures thereon and may be attached to any other counterpart of this Funding Agreement identical in form thereto but having attached to it one or more additional pages.

IN WITNESS WHEREOF, the Participants, by their duly authorized representatives, have caused this Funding Agreement to be made as of this 12th day of September, 2014.

[Signatures are on following pages]

PUBLIC SERVICE COMPANY
OF NEW MEXICO

By     Chris Olson s/ Chris Olson
Its     Vice President, PNM Generation

TUCSON ELECTRIC POWER COMPANY

By     s/ Mark Mansfield
Its     Mark Mansfield VP Energy Resources

THE CITY OF FARMINGTON, NEW MEXICO

By     s/ Michael Sims
Its     Electric Utility Director

M-S-R PUBLIC POWER AGENCY

s/ Martin R. Hopper
By     Martin R. Hopper
Its     General Manager

THE INCORPORATED COUNTY OF LOS ALAMOS,
NEW MEXICO

By Timothy A. Glasco, P.E. s/ Timothy Glasco
Its     Utilities Manager

SOUTHERN CALIFORNIA PUBLIC POWER
AUTHORITY

By     s/ Ronald E. Davis
Its     President

APPROVED AS TO FORM:
CITY OF ANAHEIM                    MICHAEL R.W. HOUSTON, CITY ATTORNEY
BY s/ Alison M. Kott 8-12-14
                            Alison M. Kott, Assistant City Attorney
By     s/ Dukku Lee
Its Dukku Lee, Public Utilities General Manager            ATTEST:
By s/ Linda N. Andal
     Linda N. Andal
                                      City Clerk
UTAH ASSOCIATED MUNICIPAL POWER SYSTEMS

By     s/ Douglas Hunter
Its     General Manager

TRI-STATE GENERATION AND TRANSMISSION
ASSOCIATION, INC.

By     s/ Michael S. McInnes
Its     Executive Vice President/General Manager

EXECUTION VERSION

APPENDIX “A”
TO
SAN JUAN GENERATING STATION
FUEL AND CAPITAL FUNDING AGREEMENT

FUEL COSTS

Fuel Supply:

a.	Consistent with Section 5 of the Resolution, for purposes of this Funding Agreement, the Participants agree that there are the following types of inventory available for use at SJGS:

i.	Coal tons stockpiled on San Juan Coal Company’s (“SJCC”) property are “SJCC Inventory”;

ii.	Coal tons stockpiled on SJGS property, excluding tons in the stack-out piles and in process at the plant, as of the Agreed Date (defined below) are “Force Majeure Inventory”;

iii.	Coal tons in stack-out piles and in process at the plant as of the Agreed Date are “Live Inventory”;

iv.
SJCC Inventory, Force Majeure Inventory, and Live Inventory, collectively defined as “Shared Inventory,” are those tons that exist as of the Agreed Date that will be allocated by Common Participation Share under the SJPPA (regardless of the status of the current Inventory Allocation Agreement) and relinquished by the Exiting Participants to PNM;

v.
Coal tons stockpiled on SJGS property after the Agreed Date as a result of Exiting Participants’ inability to burn their remaining 60% share of the allocated share of the take or pay base tons delivered by SJCC due to unit outages are “Exiting Participants’ New Force Majeure Tons”; and

vi.
Coal tons stockpiled on SJGS property after the Agreed Date and prior to the Exit Date that are excess tons delivered by SJCC and not purchased by Exiting Participants are “PNM Transition Inventory”. PNM Transition Inventory, the Exiting Participants’ New Force Majeure Tons and the Force Majeure Inventory will physically be commingled.

b.
Relinquishment of Inventory: Exiting Participants will relinquish their Common Participation Shares of Shared Inventory that exists as of the Agreed Date at agreed upon values of: (i) $22.69/ton for Force-Majeure Inventory and Live Inventory and $6.573 million for SJCC Inventory, the total sum of which will be allocated pursuant to Section 5 of this Funding Agreement and netted against the cash portion of the Restructuring Fee. In structuring these inventory arrangements the Participants do not intend to create new royalty or tax obligations by any Participant.

i.
From the Agreed Date through the Exit Date, Exiting Participants will transfer coal from PNM at the Base Price (as defined in Section 23.4.2.1 of the SJPPA), such Base Price to be trued up annually (credits or debits to be allocated pro rata between base and incremental dollars) and will be relieved of 40% of Exiting Participants’ take or pay base obligations under the SJPPA;

ii.	The Base Price will also contain a true-up to reflect a per ton credit dollar-for-dollar as provided to PNM under the Refined Coal Agreements once the Refined Coal Project becomes operational;

iii.
Prior to the Exit Date Remaining Participants will nominate to SJCC or its replacement supplier a maximum delivery of 6.8 million tons annually. Additional tons may be nominated by Remaining Participants if the fuel supplier’s invoiced cost to deliver the additional tons does not increase the costs assigned to the nomination of 6.8 million tons;

iv.	Exiting Participants will retain voting rights to approve IIA Pricing prior to the Exit Date; and

v.
Exiting Participants will agree to dispatch their respective shares of the units subject to unit availability at a minimum of 85% of net availability, mathematically expressed as Minimum Annual Generation = Net Effective Generating Capacity multiplied by Participation Share multiplied by 0.85 multiplied by (Unit 3 Equivalent Availability Factor (“EAF”) for SCPPA and Tri-State or the Unit 4 EAF for M-S-R and Anaheim) multiplied by 8760 hours.

c.
All Participants will support invoking the Force Majeure provisions under the UG-CSA; and PNM/TEP will pursue through timely arbitration, if necessary, Force Majeure claims if either Unit 3 or 4 has catastrophic or extended outages. PNM will be obligated to purchase New Force Majeure Tons, if any, from Exiting Participants on the Exit Date at a price of $37.50/ton, plus escalation from the Agreed Date computed on the basis provided in Section 8.6 “Inflation – Deflation Adjustment” of the UG-CSA.

d.
New Fuel Supply: The Remaining Participants are responsible for all costs of procuring and developing a post-2017 fuel supply for SJGS and for all associated administrative/consultant costs over the amount of $1.2 million already incurred.

e.	Except as specified in this provision the following practices will remain unchanged:

i.	Utility Payment Stream (“UPS”): Exiting Participants will continue to pay UPS through the Exit Date at Common Participation Share;

ii.	Allocation of any other fuel-related cost chargeable to FERC Account 501 through the Exit Date, including but not limited to, limestone, fuel oil, CCB disposal, fuel handling, or start-up or auxiliary power and energy, will not be modified by the terms of this provision; and

iii.
Allocation by Common Participation Shares of final reclamation costs billed by SJCC through the Exit Date to the extent that such costs are disembedded from fuel costs in the SJCC Invoices. PNM will work diligently to achieve this as accurately as possible.

f.
Mine Force Majeure: In the event of a mine disruption resulting in SJCC being unable or unwilling to meet the delivery requirements in Section 4.2A of the UG-CSA, each Participant agrees to take all commercially reasonable actions to mitigate any related fuel and inventory cost impacts which may include complete curtailments of Unit generation and waiving of obligations to meet Minimum Net Generation requirements under Section 14.3 of the SJPPA. All Participants agree to negotiate in good faith to determine whether or how any remaining fuel and related costs are fairly allocated. If after a commercially reasonable period of negotiations, not to exceed 60-days, the Participants are unable to agree, the provisions of Section 5.b.i through 5.b.v of the Resolution will be amended as follows for the period of the disruption:

i.
Shared Inventory and any other SJCC Inventory existing at the time of the disruption will be allocated based on Common Participation Share in a manner substantially similar to the terms of the 2011 Coal Source Allocations Agreement and coal pricing reverts to the provisions of the SJPPA except for the specific pricing provisions below;

ii.	To the extent that Exiting Participants have relinquished rights to Shared Inventory pursuant to Section 5.b of the Resolution, such rights to inventory will be reinstated;

iii.
If Exiting Participants require delivery of SJCC Inventory, in addition to any applicable charges from SJCC associated with such deliveries they will pay to PNM $16.88/ton for their allocated share of the first 1.442 million tons delivered, and $11.25/ton for any tons required above that;

iv.	If Exiting Participants require delivery of Force Majeure Inventory, they will pay PNM $22.69/ton; and

v.	Exiting Participants’ New Force Majeure Tons may be used by Exiting Participants without payment to PNM.

g.
Termination or Assignment of UG-CSA: In the event the UG-CSA is terminated or assigned to a third party prior to the Exit Date, the Participants will negotiate in good faith to amend Section 5 of the Resolution and this Appendix A to preserve the balance of benefits and burdens described above.

EXECUTION VERSION

APPENDIX “B”
TO
SAN JUAN GENERATING STATION
FUEL AND CAPITAL FUNDING AGREEMENT

CAPITAL COST ITEMS AND VOTING

Capital Cost Items and Voting:

a.
Remaining Participants will assume all responsibility for the costs of Capital Improvements invoiced after the Effective Date and Exiting Participants shall have no ownership interest in such Capital Improvements. Responsibility for Capital Costs invoiced prior to the Effective Date shall be based on existing ownership of plant or common property.

b.	The Unit 3 Exiting Participants (SCPPA, Tri-State) will have no responsibility after the Effective Date for costs of the SNCR/balanced draft project to be placed on Units 1 and 4.

c.
The Participants desire to implement the provisions of Section 4 and Section 5 of the Resolution, as soon as possible to allocate the now ongoing costs of the construction and installation of the BART Alternative and other ongoing fuel, capital and restructuring costs, and PNM will file this Funding Agreement with FERC seeking such approval.

d.
The Exiting Participants will pay a Demand Charge for the use of new Capital Improvements implemented on Unit 4, facilities common to Units 3 and 4, and facilities common to all units, and will continue to pay all operation and maintenance charges associated with their Participation Shares through the Exit Date.

i.
The Demand Charge will be $6,200,000 (“Demand Charge”) and will be paid in equal monthly payments for the period between the Effective Date and the Exit Date. The Demand Charge will be paid regardless of the output of Unit 3 or 4.

ii.	The Exiting Participants shall pay the Demand Charge as follows:

(1)	M-S-R 71.650%

(2)	Anaheim 25.000%

(3)	SCPPA 2.800%

(4)	Tri-State 0.550%

iii.	The Remaining Participants shall be paid the Demand Charge as follows:

(1)	PNM 0.000%

(2)	TEP 0.000%

(3)	Farmington 55.600%

(4)	LAC 22.200%

(5)	UAMPS 22.200%

e.	Voting for Capital Budget Items for Unit 4, for facilities common to Units 3 and 4 and for facilities common to all Units, shall be in accordance with Section 6.2 of this Funding Agreement.